QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 2.17

        DATE 27 FEBRUARY 2003

MERANT PLC

MERANT TRUSTEES LIMITED

DEED
constituting
Merant Employee Benefit Trust 2003

Macfarlanes
10 Norwich Street
London EC4A 1BD

CONTENTS

Clause		Page
1	Interpretation	1
2	Title	2
3	Constitution of Trusts and Power to accept Additional Assets	2
4	Primary Trusts	3
5	Trusts in Default of Appointment	4
6	Ultimate Trusts	5
7	Requests by the Board	5
8	Rights of Beneficiaries during Trust Period	6
9	Powers, Protection and Remuneration of the Trustees	6
10	Appointment, Removal and Retirement of Trustees	7
11	Administration	8
12	Variation and Rectification	8
13	Proper Law	8
14	Exclusion of the Company	9
15	General Provisions	9
Schedules
1	Trustees' Powers
2	Trustees' Protection
3	Administration

DEED

DATE	27 FEBRUARY 2003
PARTIES
1	MERANT PLC (registered number 1709998) whose registered office is at Abbey View, Everard Close, St Albans Hertfordshire AL1 2PS ("the Company")
2
MERANT TRUSTEES LIMITED whose registered office is at Le Gallais Chambers 54 Bath Street St Helier Jersey JE4 8YD Channel Islands ("the Trustees") which expression shall where the context so admits include the trustee or trustees for the time being hereof)
WHEREAS
A	The Board has resolved that in order to enhance the profitability of the Company's trade it is desirable to provide incentives related to the holding of shares in the capital of the Company.
B
Accordingly, with the intention of encouraging or facilitating the holding of shares in the Company for the purpose of enabling such incentives to be provided, the Board has resolved to create the trusts established below.
C
The Company has paid or is about to pay to the Trustees the sum of £I00 (by way of gift) and it is anticipated that further monies may hereafter be provided to the Trustees (whether by way of gift or otherwise) by the Group Companies (as defined below).
NOW THIS DEED WITNESSES as follows:—
1	Interpretation
1.1	Definitions
In this Deed:
Beneficiary: means any individual (but excluding any executive director and any Participator) who for the time being is:
(a) a bona fide employee or former employee of any Group Company; or
(b) the wife, husband, widow or widower or a child or stepchild under the age.of eighteen of any such employee or former employee;
Board: means the Board of Directors for the time being of the Company or a duly constituted committee thereof or duly constituted thereby;
employees' share scheme: means any scheme within the definition contained in section 743 Companies Act 1985;

Group: means the group of companies which for the time being comprises the Company and any body corporate which is for the time being within the same group as the Company within the meaning of section 421 Financial Services and Markets Act 2000;
Group Company: means a company which is for the time being a member of the Group;

Interest in Shares: means any interest in Shares less than full beneficial ownership (including without limitation an interest in the proceeds of sale of any Shares, an option or a right of pre-emption) and any entitlement in respect of or right over dividends or voting rights attached to any Shares;

Participator: means any person in relation to the trusts established by this Deed who for the time being falls within the definition of "participator" for the purposes of section 13 and Part IV of the Inheritance Tax Act 1984, or any person deemed to be a "settlor" hereof for the purposes of Part XV of the Income and Corporation Taxes Act 1988 or the spouse of any such person or persons;

Shares: means shares or debentures of or issued by any Group Company and (for the avoidance of any doubt) shall include such shares as may be appropriate for the purposes of any employees' share scheme of the Group or any Group Company from time to time as the result of any takeover reconstruction amalgamation or other event affecting the Group and its shares;
this Deed: means this trust deed as amended from time to time;

the Trust Fund: means all Shares and monies transferred or paid to and accepted by the Trustees as subject to the trusts hereof and all additions thereto by way of income, capital accretion or otherwise and the monies for the time being representing such Shares, monies and additions or any part or parts thereof;

the Trust Period: means the period of eighty years less one day commencing with the date hereof (which period and no other shall be the applicable perpetuity period) or such other date as the Trustees shall by deed specify (not being a date earlier than the date of execution of such deed; provided that the Trust Period shall not in any event exceed the day which is eighty years less one day after the date hereof)
1.2	Statutory References
Any reference to any provision of any Act of Parliament or Statutory Instrument shall constitute a reference to the same as modified re-enacted or extended from time to time.
1.3	Clause Headings
Clause headings shall be ignored in interpretation.
1.4	References to clauses
References to clauses sub-clauses paragraphs and schedules are to clauses sub-clauses paragraphs and schedules of this Deed.
1.5	References to persons
References to persons shall include references to corporations and to unincorporated associations.
1.6	Each Gender
Each Gender includes each other gender.
2	Title

The trusts hereby constituted shall be entitled and referred to as "The Merant Employee Benefit Trust 2003" or such other name as the Company and the Trustees may from time to time agree in writing between them.
3	Constitution of Trusts and Power to accept Additional Assets

The Trustees shall stand possessed of the Trust Fund upon, with and subject to the trusts, powers and provisions of this Deed or imposed by law on and concerning the same and the Trustees shall have the right at any time during the Trust Period to accept such additional money as the Company may in its absolute discretion pay or arrange for any of the Group to pay directly or indirectly to the Trustees.

4	Primary Trusts
4.1	Trusts
The Trustees shall hold the Trust Fund and the income thereof:—
4.1.1
upon trust to establish, facilitate, assist, participate in and otherwise for the purposes of any one or more employees' share scheme(s) for the benefit of all or any one or more, exclusive of the other or others, of the Beneficiaries as the Trustees from time to time in their absolute discretion determine, including (without limiting the foregoing) acquiring, disposing of and granting rights over Shares and Interests in Shares for the purposes of any such scheme or schemes (whether immediately or at some future time) in such manner and on such terms as the Trustees from time to time think fit;
4.1.2
subject to the preceding paragraph 4.1.1 upon such trusts for the benefit of all or any one or more, exclusive of the other or others, of the Beneficiaries in such shares or proportions and at such time or times and subject to such conditions, provisos, limitations and restrictions and generally in such manner in all respects as the Trustees may in their absolute discretion at any time during the Trust Period revocably or irrevocably decide to appoint but so that any revocable appointment, if not revoked before the date of expiration of the Trust Period. shall become irrevocable at that date.
4.2	Trust Appointments

In any such appointment the Trustees may declare that the whole or any part or parts of the capital or the income of the Trust Fund shall be held upon such trusts for any one or more of the Beneficiaries and subject to such powers and provisions and generally in such manner as the Trustees shall think fit with power to appoint separate trustees of the property of which trusts shall be so declared and to provide in such declaration for the appointment of new or additional such separate trustees
AND PROVIDED THAT:—
4.2.1	all interests so created shall vest (if at all) not later than the date of expiration of the Trust Period; and
4.2.2	the Trustees shall be discharged from any further responsibility for any part of the Trust Fund transferred to any of the Beneficiaries or to such separate trustees; and
4.2.3	such declaration may be revocable or irrevocable; and
4.2.4
such trusts, powers and provisions may be similar or dissimilar to those contained herein and may include, without limitation, provisions for the accumulation of income for any fixed, terminable or other period permitted by law and the reservation or delegation to the Trustees or any person or persons of the like discretions as to the dispositions of the capital and income of that part of the Trust Fund in respect of which any such declaration shall be made in favour of the objects thereof as are conferred upon the Trustees in relation to the Beneficiaries hereunder.

4.3	Employees' Share Schemes

Without limiting the powers and discretions of the Trustees or the provisions of this Deed, the Trustees may make such provisions and arrangements and enter into such agreements (in particular option or share award agreements and agreements with any Group Company or other person or persons in relation to any option or share award agreements) and otherwise conduct themselves in relation to any Shares or other part of the Trust Fund as they in their absolute discretion shall consider appropriate to further the objectives of any employees' share scheme established by or at the instigation of any Group Company for or in respect of any or all of the Beneficiaries.
4.4	Appointments not affecting prior payments

Appointments made under sub-clause 4.2 shall not affect any payment or application of all or any part of the Trust Fund or the income thereof previously made under any other power conferred by this Deed or by law.
4.5	Expiration of Trust Period

After the expiration of the Trust Period the Trustees shall not offer any further Shares or loans to Beneficiaries nor subscribe for or purchase any further Shares for issue, re-sale or gift to Beneficiaries save to acquire such Shares as are necessary to satisfy either any options over Shares or share awards previously granted by them to Beneficiaries or any obligations relating to any options over Shares or share awards previously granted by any Group Company or other person or persons to Beneficiaries.
4.6	Dividend Waiver
The Trustees shall waive their rights to receive all of any dividend accruing to any Shares, subject to the following exceptions:—
4.6.1	if the Company has requested the Trustees to accept any particular dividend;
4.6.2	if the Trustees have agreed to acquire the Shares on terms that the seller or transferor of the Shares shall remain entitled to the dividends; and
4.6.3	if the Trustees have agreed to dispose of the shares on terms that the purchaser or transferee of the Shares shall become entitled to the dividends.
The Trustees shall not be liable for any loss to the Trust Fund as a result of such waiver. The Company agrees to accept the waiver and to act in accordance with it.
5	Trusts in Default of Appointment
5.1	Application of Trust Fund

During the Trust Period until, subject to and in default of any such appointment under clause 4 the Trustees may at any time pay or apply all or any part of the capital or the income of the Trust Fund to or for the benefit of all or any one or more, exclusive of the other or others, of the Beneficiaries and in such shares and proportions if more than one and in such manner generally as the Trustees shall in their discretion think fit.
5.2	Accumulation of Income

Notwithstanding the provisions of sub-clause 5.1. at any time during the Trust Period the Trustees at their discretion may accumulate the whole or any part of the income of the Trust Fund by way of compound interest investing it and the resultant income thereof in the acquisition of any investments or other property authorised hereunder and all accumulations of income so made shall be held as additions to the capital of the Trust Fund for all purposes.

6	Ultimate Trusts

Subject to and in default of any appointment, payment or application thereof and so far as not wholly disposed of for any reason whatever, at the expiration of the Trust Period the Trustees shall stand possessed of the Trust Fund and the income thereof upon trust for all or any one or more, exclusive of the other or others, of the Beneficiaries in such shares and proportions if more than one and generally in such manner as, prior to expiration of the Trust Period, the Trustees in their absolute discretion may decide and in default of and subject to such determination upon trust for such Beneficiaries as shall be living at the expiration of the Trust Period in equal shares absolutely and if there shall be no such Beneficiaries then living upon trust for such charitable purposes as the Trustees shall in their absolute discretion determine.
7	Requests by the Board
7.1	Board Requests

In the exercise of their powers and discretions the Trustees shall give due consideration to, and (without limiting any power otherwise available to them) shall have express power to act or refrain from acting in compliance with, any request or recommendation to them by the Board that they:—
7.1.1	offer to sell or transfer such number of Shares on such terms as the Board requests to any Beneficiary or other person whom the Board shall select;
7.1.2
offer to sell or transfer such number of Shares on such terms as the Board requests to the trustees of any other employees' share scheme established by the Company or by any other Group Company or by any other member of another group of companies of which the Group for the time being forms part;
7.1.3	offer to grant an Interest in Shares in such number of Shares on such terms as the Board may request to any Beneficiary whom the Board may select;
7.1.4	transfer by way of gift such number of Shares as the Board may from time to time request to any Beneficiary whom the Board may select;
7.1.5
transfer to any Beneficiary any number of Shares in respect of which that Beneficiary has exercised any option granted to him by any Group Company under any employee share scheme established or operated by any Group Company, against payment to the Trustees of the purchase price for those Shares payable by that Beneficiary pursuant to exercise of such option;
7.1.6	purchase any Shares held by a Beneficiary whether pursuant to any option to purchase the same from him granted by any person under any such employees' share scheme or otherwise;
7.1.7
offer to lend money or guarantee a loan on such terms as the Board may specify to any Beneficiary whom the Board may select for the purposes of enabling him to acquire any Shares which may be offered to him pursuant to sub-clause 7.l.1 or otherwise;
7.1.8	waive in whole or in part any dividend or interest which would otherwise be or become payable upon any Shares held by the Trustees;
7.1.9	enter into any agreement (including any option agreement which may require the Trustees to purchase or sell Shares) providing for any of the foregoing.

7.2	Obligations of the Trustees
If the Board makes any request to the Trustees as referred to in the preceding sub-clause:—
7.2.1
the Trustees shall not be obliged to comply with any such request from the Board but if in their unfettered discretion they do so comply they shall be deemed to have acted in compliance with a duty imposed upon them by this Deed and not simply in exercise of a power conferred upon them;
7.2.2	the Trustees may transfer any Shares pursuant to this clause only in accordance with the relevant Articles of Association for the time being;
7.2.3
the Trustees may transfer Shares to the trustees of any other employees' share scheme only if such Shares are to be held on behalf of or acquired by the transferees upon trust exclusively for persons who include the Beneficiaries unless such transfer is for full value;
7.2.4
the Trustees shall incur no liability nor have any responsibility for any loss directly or indirectly suffered by the Trust Fund or by a Beneficiary or other person as a direct or indirect result of complying with any such request by the Board with which it is within the power of the Trustees to comply.
8	Rights of Beneficiaries during Trust Period
8.1	No rights against Trustees

No Beneficiary shall have any entitlement to any part of the capital or income of the Trust Fund except in so far as expressly provided in this Deed or in so far as such entitlement may arise by virtue of the exercise of any power of appointment contained in this Deed.
8.2	Not part of contract of employment

The benefits which may from time to time be provided to a Beneficiary under the Trust shall not form part of any contract of employment between any Group Company and the Beneficiary and shall not confer on the Beneficiary any legal or equitable right against his employer (either directly or indirectly) nor give rise to any cause of action against his employer.
8.3	Not part of remuneration

The benefits which may from time to time be provided to a Beneficiary under the Trust shall not (save as may be required by law) form part of his remuneration or count as his remuneration for the purpose of his pension or any other purpose.
8.4	No right to compensation

If a Beneficiary ceases to be employed by any Group Company for whatever reason, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Trust which he might otherwise have enjoyed, whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.
9	Powers, Protection and Remuneration of the Trustees
9.1	Powers
The Trustees shall have the powers set out in the First Schedule, the provisions of which shall effect as if contained herein.
9.2	Protection
The Trustees shall have the benefit of the protections set out in the Second Schedule, the provisions of which shall have effect as if contained herein.

9.3	Remuneration

Any Trustee shall be entitled to receive and retain as remuneration for his services hereunder such reasonable sum or sums having regard to his duties and responsibilities notwithstanding that he may also be an officer or employee of the Company or of any other Group Company
9.4	Corporate Trustees

Any corporate Trustee shall be entitled to act as a Trustee on its usual terms and conditions in force from time to time including (in addition to reimbursement of such company's proper expenses, costs and other liabilities) the right to remuneration and the incidence thereof and in addition such company or any person connected with such company being a banker, broker, investment adviser or engaged in any other profession, business or trade may act in such capacity without accounting for any resultant profit and may perform any service on behalf of the Trustees and on the same terms as with a customer.
9.5	Professional Trustees

Any Trustee or person connected with a Trustee who is a solicitor, accountant, stockbroker or other person engaged in any profession, business or trade shall be entitled to charge, be reimbursed and be paid out of the Trust Fund his usual professional or other charges for work or business done or transacted or time expended by him or his firm or any employee or partner of his in the execution or otherwise in relation to the trusts hereof, including acts which a Trustee not being in that or any profession business or trade could have done.
9.6	Connected Persons

Nothing in this Deed shall prevent any Trustee or any person connected with a Trustee from contracting or entering into any financial, banking or other transaction with the Trustees or any company or body any of whose shares or securities form part of the Trust Fund or from being interested in any such contract or transaction and the Trustees shall not be liable to account to any person interested hereunder for any profit or benefit made or derived by the Trustees thereby or in connection therewith.
9.7	Commission

None of the Trustees or any person connected with a Trustee shall be liable to account for any commission, remuneration or other profits received by him notwithstanding that such commission, remuneration or other profit is payable as a direct or indirect result of any dealing with property subject to the trusts hereof or of the exercise by him or by the Trustees of voting rights attached to securities held by them or by any abstention from exercising such voting rights.
10	Appointment, Removal and Retirement of Trustees
10.1	Appointment

The power of appointing new or additional trustees shall be vested in the Company and the Company may appoint a new or additional Trustee who may be a director of the Company or which may be a company of which the directors are also directors of the Company. For the avoidance of doubt any person wheresoever resident may be appointed as a Trustee.
10.2	Minimum Number
There shall be no requirement that there be more than one Trustee.

10.3	Termination

The office of a Trustee shall be ipso facto determined and vacated if such Trustee being an individual shall be found to be of unsound mind or if he shall become subject to any proceedings under any bankruptcy or insolvency laws applicable to him or if such Trustee being a company shall enter into liquidation or dissolution whether compulsory or voluntary (not being merely a voluntary liquidation for the purposes of amalgamation or reconstruction).
10.4	Retirement

A Trustee may retire at any time upon giving to the Company not less than one month's written notice (or such shorter period as the Company may accept) without assigning any reason therefor and without being responsible for any costs occasioned by such retirement.
10.5	Removal
The Company may at any time by resolution of the Board remove any person from the office of trustee without assigning any reason therefore.
10.6	Transfer of Trust Fund

Upon any appointment of a new Trustee or new Trustees all monies and investments representing the Trust Fund shall be paid or transferred to or placed under the control of such new Trustee or new Trustees with the other Trustee or Trustees hereof for the time being and all acts deeds and things necessary for such purposes shall be done and executed and all costs of and incidental thereto shall be paid by the Trustees out of the Trust Fund as they shall in their absolute discretion from time to time decide.
11	Administration
The provisions of the Third Schedule shall have effect as if herein set out at length.
12	Variation and Rectification

The Trustees (with the consent of the Company) shall have power from time to time in such manner in all respects (but subject as hereinafter provided) as the Trustees may consider expedient by deed to alter or add to any of the provisions of this Deed Provided That no such alteration or addition shall be effective if as a result:—
12.1	this Trust would cease to be an employees' share scheme; or
12.2	this Trust would cease to be a trust which satisfies the conditions set out in section 86 of the Inheritance Tax Act 1984; or
12.3	any Group Company could be a Beneficiary under this Trust; or
12.4	the Trust Period would extend beyond the end of the perpetuity period specified in this Deed.
13	Proper Law
13.1	Proper Law and Jurisdiction

Subject to sub-clause 13.3, this Deed shall be governed and construed in all respects in accordance with the laws of England and subject to the non-exclusive jurisdiction of the English Courts to which the Trustees hereby submit.
13.2	Forum
The English Courts shall be the forum for the administration of the trusts hereof.

13.3	Change of Proper Law

Notwithstanding anything contained in this Deed the Trustees may from time to time declare in writing that the trusts hereby constituted shall from the date of such declaration take effect in accordance with the law of some other place in any part of the world and as from the date of such declaration the law of the place named therein shall be the law applicable hereto but subject to the power conferred by this clause and until any further declaration be made thereunder provided always that so often as any such declaration as aforesaid shall be made the Trustees may make such consequential alterations or additions in or to the trusts powers and provisions of this Deed as the Trustees may consider necessary or desirable to ensure that such trusts, powers and provisions shall (mutatis mutandis) be as valid and effective as they are under the laws of England.
14	Exclusion of the Company
Notwithstanding any other provision contained in this Deed the Trustees shall not pay or transfer to or apply for the benefit of any Group Company any part of the Trust Fund.
15	General Provisions
15.1	Counterparts

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts will together constitute one and the same Deed.
15.2	Irrevocability
Subject to the provisions of this Deed, the Trust is irrevocable.

In Witness whereof the Company and the Trustees have caused this Deed to be executed as a deed on the date first above written

SCHEDULE 1
Trustees' Powers

EXPRESS POWERS

        In addition and without prejudice to all other powers from time to time available to them under statute or in law generally or otherwise the Trustees shall have the following powers provided that the Trustees shall not exercise any of their powers so as to conflict with the beneficial provisions of this Deed:

1	Dealings in Shares
1.1
To purchase (or, if the trust hereby constituted ("the Trust") has been approved by the shareholders of the Company in general meeting, to subscribe for) any Shares or any Interest in Shares from any person on such terms as the Trustees think fit and whether or not at full value.
1.2
Unless the establishment of the Trust has been approved by the Company in general meeting the number of Shares held by the Trustees at any one time when aggregated with the number of Shares held by the trustees of any other employee benefit trust established by the Company (but excluding in each case (a) any Shares which have been appointed to a beneficiary under the relevant trust or which are subject to any option granted or award made under any employees' share scheme and (b) any Shares held in any such employee benefit trust for use under any employees share scheme which has been approved by the Company in general meeting) shall not exceed five per cent of the issued ordinary share capital of the Company at that time.
1.3
To retain or sell or otherwise dispose of any Shares or any Interest in Shares to any person and without limitation to transfer, grant or otherwise dispose of to any Beneficiary any Shares or any Interest in Shares or any right to acquire Shares pursuant to the terms of any employees' share scheme or otherwise (and in particular but without limitation to satisfy any option granted to any Beneficiary by any Group Company in the course of or pursuant to any employees' share scheme) on such terms as the Trustees think fit and whether or not at full value.
2	Application of Trust Fund
Prior to the investment of any monies for the time being forming part of the Trust Fund in the purchase of Shares or Interests in Shares:—
2.1	To retain any of the same in an interest bearing account for so long as the Trustees may think fit;
2.2
To lend any of the same to any Group Company against the issue of a loan note or other security for the same in such form and upon such terms as to repayment, interest, security or otherwise as the Trustees from time to tune think fit.
2.3	To lend any of the same to any Beneficiary upon such terms as to repayment, interest, security or otherwise as the Trustees from time to time think fit.
PROVIDED THAT
(a) no loan shall be made upon terms that repayment may be made after the expiration of the Trust Period;
(b) no monies shall be lent to any Group Company other than upon arm's length commercial terms without any element of bounty;

1

(c)
in so far as any monies for the time being lent by any Group Company to the Trust Fund are lent by the Trustees to a Beneficiary then in so far as the Trustees receive interest thereon a sum equivalent thereto shall be paid by way of interest by the Trustees to such Group Company;
(d)
the Trustees shall not be entitled to exercise the powers afforded to them by these paragraphs 2.1, 2.2 and 2.3 in so far as such exercise would mean that the trusts hereby created constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 for so long as the same is unlawful pursuant to the said Act; and
(e)
the Trustees shall give consideration to such other requirements of the Financial Services and Markets Act 2000 and requirements of law for the time being applicable before and upon exercising such powers.
3	Maintenance and Accumulation
To apply income for maintenance and to accumulate surplus income in either case as provided by Section 31 Trustee Act 1925 which shall apply as if:
3.1	the words "may, in all the circumstances be reasonable" had been omitted from paragraph (i) of subsection (1) thereof and the words "the Trustees may think fit" had been substituted therefor; and
3.2	the proviso at the end of subsection (1) thereof had been omitted therefrom.
4	Advancement

To pay or apply any money securities or other assets comprised in the Trust Fund or any part thereof as provided by Section 32 of the Trustee Act 1925 which shall apply as if the words "one half of" were omitted from proviso (a) of subsection (1) thereof.
5	Borrowing

To borrow money on such terms and conditions as to interest, repayment and otherwise as they may think fit and whether upon the security of the whole or any part or parts of the Trust Fund or upon the personal covenant of the Trustees (subject to such restrictions in that behalf as the Trustees think fit) and to apply such borrowed monies for such of those purposes for which the Trustees are permitted to use or apply the Trust Fund.
6	Exclusion of Beneficiaries

With the written consent of the Board, to declare by deed or deeds revocable or irrevocable that any person or persons or class or classes of person who is or could become one of the Beneficiaries shall cease to be or (as the case may be) shall be incapable of becoming one of the Beneficiaries or of receiving any or any further benefit hereunder (whether at all or to the extent so declared by the Trustees) PROVIDED THAT:—
6.1	the exercise of this power shall not prejudice, modify or affect any appointment of capital or income then already made; and
6.2
this power shall not be exercised so that the Beneficiaries shall cease to comprise most of the individuals who are for the time being employed by the Company or so that this Deed ceases to be an employees' share scheme.
7	Corporate Nominees
To allow or cause any part or parts of the Trust Fund to be or become vested in and held and administered by any person or persons approved by the Board as nominee for the Trustees.

2

8	Grant of Rights

To grant any option or rights of pre-emption and to enter into and execute any pre-emption or other arrangements, dealings, dispositions and dedications whatsoever and to do all other actions or things which the Trustees in their absolute discretion may think expedient in the interests of any one or more of the Beneficiaries.
9	Compromise of Rights

To enter into any compromise or arrangement with respect to or to release or forbear to exercise or to alter or join in altering all or any of the rights as shareholders, debenture holders, debenture stock-holders, creditors or stock holders of any company (including the Company) and whether in connection with a scheme of reconstruction or amalgamation or otherwise howsoever and notwithstanding that such compromise, arrangement or alteration may impose on the Trustees increased or new liabilities or obligations and with full power to accept in or towards satisfaction of all or any of such rights such consideration as they shall in their discretion think fit.
10	Waive Dividends

Without limiting the power conferred by the preceding paragraph 9 but subject to sub-clause 4.6 to waive in whole or in part any entitlement to receive all or any dividends, interest, distribution or other income or capital entitlement attached to or derived from any Shares or other securities of any company for the time being held by the Trustees and whether or not in return for any consideration or benefit.
11	Dealings with Related Trusts

In execution of any of the trusts hereof or in exercise of any of the powers hereby or by law given to the Trustees, to settle appoint or otherwise transfer the Trust Fund or any part thereof or buy or sell property or borrow from or lend money to or carry out any other transaction with the trustees of any other trust or the executors or administrators of any estate, notwithstanding that the Trustees are the same persons as those trustees executors or administrators or any of them, and where the Trustees are the same persons as those trustees executors or administrators the transaction shall be binding on all persons then or thereafter interested hereunder even if effected and evidenced only by an entry in the accounts of the Trustees.
12	Entry into Binding Agreements

To enter into and execute any binding arrangements, agreements, dealings, dispositions and dedications whatsoever and to all the other actions and things which the Trustees may in their absolute discretion think expedient in the interests of any one or more of the Beneficiaries.
13	Voting Rights

The Trustees may exercise or agree to exercise all voting rights appertaining to any investments (including Shares) for the time being forming part of the Trust Fund in as full, free and absolute a manner as if they were absolute owners of such investments and in particular may:—
13.1
exercise such voting rights either by voting or by abstaining from voting so as to ensure or further the appointment or reappointment of any one or more of their number to be directors, secretaries or employees of any company in which any part of the Trust Fund may for the time being be invested or of any subsidiary of any such company;
13.2
enter into agreement with any Beneficiary or other person to exercise or refrain from exercising the voting rights attached to any Shares for the time being held by the Trustees in such manner as the Beneficiary may direct and whether in all or only in certain circumstances.

3

14	Appropriation

To appropriate any investment or property from time to time forming part of the Trust Fund in its actual state of investment in or towards satisfaction of any beneficial interest in the Trust Fund as the Trustees think fit without the necessity of obtaining any consent.
15	To Pay Tax
15.1
To pay any duties or taxes or other fiscal impositions (together with any related interest or penalties or other surcharges) in connection with the trusts hereof for which the Trustees may become liable in any part of the world and to make and file all returns and disclosures therewith notwithstanding that such liability or disclosure as aforesaid may not be enforceable through the courts of the place where the trusts declared in this Deed are for the time being administered and to have complete discretion as to the time and manner in which such duties taxes and fiscal impositions shall be paid and no person interested under this Trust shall be entitled to make any claim whatsoever against the Trustees by reason of their making such payment or disclosure;
15.2
To apply all or any part of the Trust Fund or all or any part of the income of the Trust Fund in paying any stamp duty or stamp duty reserve tax payable in respect of any transfer of or agreement to transfer Shares to a Beneficiary.
16	To Deduct Tax
16.1
To deduct or withhold from the sums of money paid or credited to the Trustees by any Group Company or from or in respect of amounts paid or property transferred by the Trustees to any of the Beneficiaries any amounts for which the Trustees may as trustees be accountable to any third party;
16.2
To arrange for any Group Company to account to the Inland Revenue or other authority concerned for any amounts deducted or withheld from the sums of money paid or credited to the Trustees or any Group Company or from or in respect of any amounts paid or property transferred by the Trustees to any of the Beneficiaries in respect of income tax, or any other deductions or withholding required by law.
17	Payments and Receipts

To pay any payment to any Beneficiary into such Beneficiary's bank account and the Trustees shall be discharged from obtaining a receipt or considering, dealing with or otherwise acting in respect of the application of such payment.
18	Infant Beneficiaries and Receipts
To pay to any parent or guardian of any minor any sum or sums of money due to such minor under this Deed and the receipt of any such person shall be a good discharge to the Trustees.
19	Apportionment
To treat all income received by the Trustees as income at the date of receipt irrespective of the period for which the income is payable.
20	Insurance
To effect insurance of any property or any part or parts thereof forming part of the Trust Fund against such risks and for such values as the Trustees may in their discretion determine.
21	Trustees' Interests

To enter into any transaction (including a sale. purchase, lease or loan) notwithstanding that one or more of their number may have some other interest therein whether in a personal or fiduciary capacity PROVIDED THAT (a) at least one of their number has no such other interest or (b) a duly qualified independent valuer or adviser has advised that the transaction is a fair and reasonable one for the Trustees to enter into having regard either to the interests of all the Beneficiaries or one or more of them but a purchaser shall not be concerned to see that the foregoing provisos have been complied with.

4

SCHEDULE 2
Trustees' Protection

1	Reliance upon Information and Advice

The Trustees shall be entitled to rely without further enquiry on all information supplied to them by the Company or any other Group Company and further may act on the formal advice or considered opinion of any solicitor, broker, actuary, accountant or other professional person whether such advice was obtained by the Trustees or by the Company or other member of the Group and shall not be responsible for any loss so occasioned by their so acting.
2	Indemnity

In the absence of wilful or individual fraud or dishonesty on the part of the Trustee (or Trustees) or on the part of the officer(s) or director(s) of any corporate trustee who is (or are) to be made liable, the Trustees and the officers and directors of any corporate trustee shall be fully indemnified against any actions, claims, demands and liabilities of whatsoever nature arising out of anything properly done or caused to be done by them in exercise of the powers and discretions vested in them by this Deed or otherwise arising out of or in connection with the trusts hereof in any manner whatsoever or which is done at the request of the Company (including without limitation to the foregoing taxation and any other fiscal obligation to the state) and in addition the Trustees and their officers as aforesaid shall have the benefit of all the powers, privileges and immunities conferred upon gratuitous trustees by statute or by common law and such indemnity shall be out of the Trust Fund.
3	Delegation

The Trustees may employ at the expense of the income or capital of the Trust Fund any agent or agents to transact all or any business or to do any act of whatsoever nature required to be transacted or done in the execution of the trusts hereof or in the exercise of the powers hereof including the receipt and payment of monies and the execution of documents and if they act reasonably and with due care in the exercise of such powers the Trustees shall not be responsible for the default of or any loss caused by any such agent or agents.
4	Acting by Proper Officer

Every Trustee which is a corporation or company may exercise or concur in exercising any discretion or power conferred on the Trustees by a resolution of such corporation or company or by a resolution of its board of directors or governing body or may delegate the right and power to exercise or concur in exercising any discretion or power to one or more members of its board of directors or governing body or one or more of its officers or employees duly authorised for that purpose notwithstanding that such director employer or proper officers have a personal or beneficial interest therein.
5	Non-Intervention

The Trustees shall not be required to interfere in the management or conduct of the business of any company wherever resident or incorporated in which the Trust is interested, even if holding the whole or a majority of the shares carrying the control of such company and so long as the Trustees have no notice of any act of dishonesty or misappropriation of money on the part of the directors having the management of such company the Trustees may leave the conduct of its business (including the payment or non-payment of dividends) wholly to its directors and no Beneficiary shall be entitled to require the distribution of any dividend by a company wherever incorporated or resident in which the Trustees may be interested or require the Trustees to exercise any powers they may have of compelling any such distribution.

1

6	Liability of Co-Trustees

A Trustee shall be liable only for losses arising from his own wilful default or wilful wrongdoing and shall not be responsible for any act, neglect or default of his fellow Trustee or Trustees to which he was not a party and a Trustee who shall pay or transfer to his fellow Trustee or Trustees or do or omit to do any act or thing thereby enabling such fellow Trustees to receive sums of money or other property for the purposes of the trusts hereof shall not be bound to see to their due application.
7	Breach of Trust
In the administration of the trusts hereof the Trustees shall consider the requirements of:—
7.1	section 86 of the Inheritance Tax Act 1984; and
7.2	any Rules of Good Practice published by any institutional investment committee for so long as such requirements are relevant but shall not be liable for any breach of trust if such requirements arc not observed thereby causing any loss, whether by exemption from any taxation or otherwise.

2

SCHEDULE 3
Administration

1	Accounts

The Trustees shall cause to be prepared accounts for the Trust Fund and transactions relating thereto for each successive financial year (and without limiting their obligations in respect of the same shall maintain records within such accounts showing separately the contributions received from each Group Company and the persons for the benefit of whom such contributions are applied) and shall produce the same to the Company duly audited by a chartered accountant within six months of the end of the financial year to which they relate.
2	Information

The Trustees shall at the request of the Board provide all such information relating to the Trust Fund as the Board may from time to time request and shall permit the Board and its representatives to inspect all securities, accounts, minutes, records, documents and other papers relating to the Trust Fund or the trusts of this Deed.
3	Acts of the Trustees
Unless there is for the time being a sole trustee of this Trust:—
3.1	Decisions
The Trustees may exercise any power or discretion held or exercisable by them by a majority and need not be unanimous.
3.2	Meetings

The Trustees may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Unless the Trustees be a corporate sole trustee the quorum for any meeting of the Trustees shall be two and any meeting of the Trustees at which a quorum is present shall be competent to exercise all the powers and discretions exercisable by the Trustees generally. The Trustees shall elect a chairman of their meetings and questions arising shall be decided by a majority of votes and, in case of equality of votes, the chairman or if there is no permanent chairman or if he be not present the chairman of the meeting (who shall be elected by the meeting) shall have a second or casting vote.
3.3	Written Resolutions

A resolution in writing signed by all the Trustees for the time being shall be as valid and effectual as a resolution passed at a meeting of the Trustees. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Trustees for the time being and such resolutions shall be entered in the minute book referred to in sub-paragraph 3.4.
3.4	Minutes

The Trustees shall cause proper minutes to be kept and entered in a book provided for the purpose of all their resolutions and proceedings and any such minutes of any meeting of the Trustees if purported to be signed by the chairman of such meeting or by the chairman of a subsequent meeting shall be admissible as prima facie evidence of the matters stated in such minutes.

1

3.5	Receipts

Valid and effectual receipts and discharges for any monies or other property payable transferable or deliverable to the Trustees or any of them may be given by any one Trustee or by any person from time to time authorised in writing for the purpose of the Trustees.
3.6	Delegation
The Trustees may from tune to time delegate any business to any one or more of their number.
3.7	Trustees' Interests
3.7.1	A Trustee shall not be disqualified from voting or taking part in any decision of the Trustees on any matter by virtue of any personal or beneficial interest (actual or prospective) therein; and
3.7.2
any Trustee or director, secretary or employee of a Trustee who is or may become a Beneficiary may exercise his powers and execute his duties as such notwithstanding that he is or may become a Beneficiary; and
3.7.3
no decision shall be invalidated or questioned on the ground that any Trustee or director, secretary or employee of a Trustee had a direct or other personal interest in the mode or result of such decision or of exercising such power or discretion

PROVIDED THAT a Trustee or director, secretary or employee of a Trustee may not vote upon any decision affecting him personally either as a potential or existing Beneficiary but this prohibition shall not apply to any amendment to the provisions of this Deed.
3.8	Separation of Resolutions

Where proposals are under consideration concerning the provision of benefits to any Beneficiaries who are Trustees or are officers of a corporate Trustee (including any variation of the same), such proposals may be divided and considered in relation to each such person separately and in such cases each of such persons concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning himself.
4	Notices
4.1	Notice to Company

Any notice, document or other communication given under the Trust Deed by the Trustees to the Company shall be given in writing and shall be deemed to be valid if it is signed by two Trustees (or, in the case of a corporate Trustee, two authorised signatories) and shall be deemed to have been duly given if delivered by hand or sent by post, e-mail or fax to the registered office of the Company or such other address as may from time to time be notified in writing by the Company to the Trustees.
4.2	Notice to Trustees

Any notice, document or other communication given under the Trust Deed by the Company to the Trustees shall be given in writing and shall be deemed to be valid if it is signed by two directors of the Company or by a director and the Company secretary in the case of a deed or by a director or the Company secretary in other cases and shall be deemed to have been duly given if delivered by hand or sent by post, e-mail or fax to such address as may from time to time be notified in writing by the Trustees to the Company (or, in the case of a corporate Trustee, the registered office of the Trustee).

2

4.3	Notices to Beneficiaries

Any notice, document or other communication given under the Trust Deed by the Trustees or the Company to a Beneficiary shall be in writing and shall be deemed to be valid and to have been duly given if delivered to him at his place of work by hand, e-mail or fax, if he is employed by any Group Company, or sent through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.
THE COMMON SEAL of MERANT	)
PLC was hereunto affixed in the	)
presence of:—)
Director
Director/Secretary
EXECUTED as a Deed and Delivered	)
for and on behalf of MERANT	)
TRUSTEES LIMITED by	)
and	)
Director
Director/Secretary

3

QuickLinks

  EXHIBIT 2.17
SCHEDULE 1 Trustees' Powers
SCHEDULE 2 Trustees' Protection
SCHEDULE 3 Administration